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                                                               EXHIBIT 23.2

                       INDEPENDENT AUDITORS' CONSENT

   We consent to the inclusion in this Amendment filed on or about December 28, 1999 to the Registration Statement (post-effective amendment to Form SB-2) of Virtual Communities, Inc. (formerly Heuristic Development Group, Inc. (a development stage company)) of our report dated February 5, 1999, relating to our audit of the balance sheet of Heuristic Development Group, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 and for the period from July 20, 1994 (inception) through December 31, 1998.

   We also consent to the reference to our firm under the caption Experts.

                                          /s/ Richard A. Esner & Company, LLP

New York, New York

December 28, 1999